United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2003

Commission File Number 333-81342

CINGULAR WIRELESS LLC

Formed under the laws of the State of Delaware
I.R.S. Employer Identification Number 74-2955068

5565 Glenridge Connector, Atlanta, Georgia 30342
Telephone Number: (404) 236-7895

ITEM 9. REGULATION FD DISCLOSURE

The Company has announced that it expects to spend $3.4 to $3.8 billion on capital investments in 2003, comprised of: 1) $1.6 billion to $1.7 billion in capital expenditures for increased capacity and coverage in the Company’s core TDMA and GSM networks and in non-network capital expenditures, 2) $1.2 billion to $1.3 billion for the Company’s GSM overlay strategy, and 3) $600 to $800 million associated with the Company’s investments in the New York/California venture with T-Mobile, the AT&T Wireless highway venture and Salmon PCS.

The information in this report under this Item 9 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933. The Company considers all information in this report to be current and accurate only as of the date of this report and specifically disclaims any duty to update such information except to the extent required by applicable law.

The statements made in this report deal with potential future circumstances and developments. There are possible developments that could cause our actual results to differ materially from those forecast or implied forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this filing. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

While the below list of cautionary statements is not exhaustive, some factors that could affect future cash flows and could cause actual results to differ materially from those expressed in the forward-looking statements are:

•	The pervasive and intensifying competition in all markets where we operate;

•	Problems associated with the transition of our network to higher speed technologies caused by delayed deliveries of infrastructure equipment and handsets, cost overruns, perceived service degradation as more spectrum is devoted to new technologies, customer dissatisfaction with new handsets that operate on multiple networks to accommodate our technology migration, equipment malfunctions and other factors;

•	Changes in available technology that make our existing technology obsolete or expensive to upgrade;

•	The final outcome of FCC proceedings, including rulemakings, and judicial review, if any, of such proceedings;

•	Enactment of additional state and federal regulatory laws and regulations pertaining to our operations;

•	Availability and cost of capital;

•	Impact of industry consolidation; and

•	The outcome of pending litigation.

SIGNATURE

Pursuant to the requirements of Section 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CINGULAR WIRELESS LLC By: CINGULAR WIRELESS CORPORATION, as Manager

Date: February 25, 2003	By:	/s/ Richard G. Lindner

Richard G. Lindner Chief Financial Officer (Principal Financial Officer)